EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of The Progressive Corporation on Form S-8 (File No. 33-57121, filed December 29, 1994, and File No. 333-185704, filed December 27, 2012), of our report dated March 25, 2013, on our audits of the financial statements of The Progressive Corporation Executive Deferred Compensation Plan as of December 31, 2012 and 2011 and for the three years ending December 31, 2012 which report is included in this Annual Report on Form 11-K.

/s/ Meaden & Moore, Ltd.

Meaden & Moore, Ltd.

Cleveland, Ohio

March 25, 2013